PLANTRONICS ANNOUNCES KATHY CRUSCO AS A NEW BOARD MEMBER

Santa Cruz, Calif. - August 13, 2018 - Plantronics (NYSE: PLT) announced today the appointment of Kathy Crusco to its Board of Directors effective August 10, 2018. Ms. Crusco brings over 30 years of financial leadership experience across the communications and software sectors to this role and will serve as a member of the Audit Committee. Ms. Crusco has held the role of Executive Vice President and Chief Financial Officer at Kony, Inc., a privately-held mobile applications solutions provider, since 2017.
“We are pleased to welcome Kathy to the Plantronics Board of Directors as the company takes a big step forward to compete in the growing UC&C market,” said Bob Hagerty, Chairman of the Board, Plantronics. “Kathy’s proven track record of financial leadership and strategy management in the communications, software, and cloud markets will be an asset to the Board and management team as Plantronics accelerates its growth with the acquisition of Polycom.”
During her 30-year career, Ms. Crusco has had hands-on experience in the UC&C market. Prior to her role at Kony, she served as Executive Vice President, Chief Operating Officer and Chief Financial Officer at Epicor Software Corporation, a privately-held software company. Ms. Crusco joined Epicor in May 2011 when the company merged with Activant Solutions Inc., a business management software company where she served as Senior Vice President and Chief Financial Officer from May 2007 to November 2010, then as Executive Vice President and Chief Financial Officer. She also spent five years at Polycom, including serving as Vice President of Worldwide Finance.
Ms. Crusco holds a Bachelor of Science in Business Administration with an emphasis in accounting from California State University, Chico. She has been a member of the board of directors of Calix since September 2017 and was previously a member of the board of directors of Mitchell International from December 2013 to May 2018.

About Plantronics
Plantronics is an audio pioneer and a leader in the communications industry. Plantronics technology creates rich, natural, people-first audio and collaboration experiences so good ideas can be shared and heard-wherever, whenever and however they happen. The company’s portfolio of integrated communications and collaboration solutions spans headsets, software, desk phones, audio and video conferencing, analytics and services. Our solutions are used worldwide by consumers and businesses alike and are the leading choice for every kind of workspace. For more information visit plantronics.com.
Plantronics is a registered trademark of Plantronics. The Bluetooth name and the Bluetooth trademarks are owned by Bluetooth SIG, Inc. and are used by Plantronics under license. All other trademarks are the property of their respective owners.